Exhibit 4.1

                          FORM OF BASIC MORATORIUM NOTE

                                 PROMISSORY NOTE

$______________                                                  August __, 2003

     For value received, [Midwest Airlines, Inc., a Wisconsin corporation][Skyway Airlines, Inc., a Delaware corporation] ("Maker"), promises to pay to the order of [Note Party] ("Payee") at its main office in _______________, or at such other place as the holder hereof may hereafter from time to time designate in writing, the principal sum of __________________ ($____________ USD) [Insert Basic Moratorium Note amount from Schedule I], and to pay interest on the principal balance of this Promissory Note (this "Note") outstanding from time to time as hereinafter provided, at the rate of ten percent (10%) per annum.

     For purposes of this Note, the "Commencement Date" shall be the later of
(i) June 30, 2004; and (ii) the earlier of (x) the date on which Midwest Express Holdings, Inc. ("MEH") attains Financial Health (as defined below), and (y) January 1, 2005. "Financial Health" shall mean when MEH has either (i) unrestricted cash of $70 million or (ii) achieved Financial Closing with respect to New Financing in the amount of at least $30 million. "Financial Closing" shall mean that the funds committed pursuant to the New Financing have been received by MEH or its subsidiaries or are available for drawdown and all conditions precedent to drawdown (other than no default occurring after the closing of the New Financing) shall have been satisfied or waived. "New Financing" shall mean any financing arrangement (including credit facilities, subordinated credit facilities, any indebtedness evidenced by bonds, debentures, notes, convertible notes, or similar instruments, and investments of equity capital other than resulting from the conversion of convertible debt securities (unless and to the extent that such conversion results in MEH or its subsidiaries receiving additional equity consideration)) entered into by MEH or its subsidiaries following the date hereof, but specifically excluding (i) any extensions of three hundred sixty-three (363) days or less of existing financing arrangements, (ii) any refinancings by the existing creditors under the U.S. Bank Credit Agreement (defined below), except to the extent that any such refinancing results in an increase of credit available to MEH or its subsidiaries, and then only to the extent of such increase, or that provides for availability of credit that extends beyond three hundred sixty-three (363) days from the presently scheduled maturity of the U.S. Bank Credit Agreement, (iii) any increased credit availability that results from Milwaukee County, Wisconsin providing any credit support for the industrial revenue bonds issued for the benefit of MEH or its subsidiaries, (iv) any indebtedness to any aircraft or equipment vendors for the purchase of goods or services, including any third-party financing of such amounts, (v) any indebtedness to other trade creditors incurred in the ordinary course of business, (vi) any financing (including any sale-leaseback arrangement) related to MEH's corporate headquarters, or any extension or replacement thereof, or (vii) any obligations associated with programs of MEH or its subsidiaries for the pre-purchase of tickets or similar prepayment programs.

     Interest on this Note shall begin to accrue on June 30, 2004. The interest shall be computed on the basis of actual days elapsed, using a daily rate determined by dividing the annual rate by 360. This Note shall bear interest, payable on demand, at the rate of twelve


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percent (12%) per annum on any principal, interest or other amount payable hereunder that is overdue (including during any period following entry of judgment), in each case for the period the same is overdue. Amounts shall be overdue if not paid when due (whether at stated maturity, by acceleration or otherwise).

     The principal balance and interest accruing thereon shall be due and payable, in arrears, in thirty-six (36) monthly installments, beginning on the Commencement Date and continuing on the same day of each month thereafter. Each monthly installment (including the installment due on the Commencement Date) shall consist of a portion of the principal balance equal to the sum of (a) 1/36th of the original principal balance, and (b) all accrued interest as of such date, including with respect to the first installment due on the Commencement Date, all interest accrued since June 30, 2004.

     Unless a different order of application shall be required by law or agreement, all payments shall be applied first to pay Payee's reasonable fees, costs and expenses (including reasonable attorney's fees and disbursements) incurred in connection with the collection of any amount not paid when due hereunder and the enforcement of any rights and remedies relative to any collateral at any time securing repayment of this Note, next to accrued interest on the unpaid principal balance and next to the principal balance hereof.

     The following events shall constitute defaults under this Note, whether such event occurs before or after the Commencement Date: (1) if any payment required to be made hereunder is not made when due in accordance with the terms of this Note and such failure continues for a period of five (5) calendar days after the due date thereof, or (2) there shall occur any default by Maker under any Operative Document as defined in and amended pursuant to the below defined Agreement to Amend or under the said Agreement to Amend, and such default shall not be cured within any applicable grace or cure period provided therein, or (3) there shall occur a default by MEH under the Note Guaranty executed and delivered pursuant to said Agreement to Amend, or (4) a petition is filed by or against the Maker under the United States Bankruptcy Code or any successor statute or statute of any other jurisdiction of similar import. Upon (A) the occurrence of any such default, or (B) the occurrence of a default by Maker under any Senior Debt (hereinafter defined) and such default shall not be cured within any applicable grace or cure period provided with respect thereto (each default described in this clause (B), a "Senior Debt Default"), the holder hereof may, at its option, by notice in writing to the Maker, declare this Note to be immediately due and payable, whereupon the principal balance and all interest thereon shall be immediately due and payable and shall be paid without further notice or demand, except that no notice shall be required and the principal balance due hereunder and all interest thereon shall be immediately due and payable and shall be paid in case a default of the kind referenced in clause (4) above shall occur. Notwithstanding anything herein or in the Operative Documents to the contrary, neither a Senior Debt Default, nor the acceleration of this Note due solely to a Senior Debt Default, shall be considered a default or [Event of Default], or otherwise result in a default or an [Event of Default], hereunder or under any Operative Document for any purpose whatsoever. Nothwithstanding anything herein to the contrary, to the extent that there exists one or more Senior Debt Defaults on the date hereof, Payee may not declare this Note immediately due and payable pursuant to this paragraph by virtue of such existing Senior Debt Defaults, unless and until Maker delivers notice thereof to Payee and thereby commences the Standstill Period.

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     The entire unpaid principal balance of this Note together with interest thereon shall mature and become due and payable on the tenth (10th) day following the occurrence of an [Event of Loss].

     The Maker shall make regular scheduled installment payments and may prepay the principal balance in whole or in part at any time without premium or penalty; provided, however, that the Maker may not prepay any principal balance so long as the Maker has any payment obligations under any Senior Debt; provided further, however, that if any Senior Creditor under any Senior Debt shall have given written notice to the Maker of the occurrence of an event of default by the Maker under such Senior Debt, and Maker shall have given a copy of such notice to Payee, then no payment of any nature whatsoever may be made by the Maker under this Note for the period of one hundred and eighty (180) days from the date of the first such notice or, if earlier, until the Maker receives a written notice from such Senior Creditor(s) authorizing such payment, or the Maker shall no longer be in default under the applicable Senior Debt, or such default shall be waived by the applicable Senior Creditors. Such period shall be referred to as the "Standstill Period." Any payment made by Maker in violation of this provision shall be deemed a pre-payment under the applicable Senior Debt, and Payee agrees, for the benefit of the Senior Creditors, to promptly forward to the Senior Creditors on a pro rata basis as the Senior Creditors shall direct, any such payment received by Payee. Any amount so paid by Payee to a Senior Creditor shall be added to the principal balance due under this Note as of the date of such payment. Nothing contained in this paragraph shall be construed to prevent or abridge any right or remedy of the Payee upon the occurrence of a default hereunder, to seek recourse against any collateral securing repayment of this Note or to enforce any rights or remedies under any Operative Document or under ss. 1110 of the Bankruptcy Code, 11 U.S.C. ss.ss. 101 et seq., at any time, or to enforce its rights under this Note after the expiration of the Standstill Period.

     Notwithstanding anything to the contrary set out in this Note, if Payee shall receive payment upon the occurrence of an [Event of Loss] or from the foreclosure or other disposition of an Aircraft that is the subject of the Operative Documents, Payee shall apply such payment first in satisfaction (to the extent of such payment so received) of Maker's obligations under the Operative Documents in accordance with the applicable provisions therein, and if there shall be any excess remaining, second in payment (to the extent of such excess) of Maker's obligations under this Note. Payee shall be entitled to retain any excess of such payment that shall remain after application as provided in the immediately preceding sentence if the relevant Aircraft was leased to Maker. If the relevant Aircraft was owned by Maker and constituted collateral for repayment of borrowed funds, Payee shall account to Maker in respect of any excess funds remaining after application by Payee as aforesaid in accordance with the applicable provisions of the Operative Documents relating to such Aircraft.

     "Senior Debt" shall mean any and all indebtedness, liabilities, guaranties, and other monetary obligations of the Maker or MEH (i) under that certain Senior Secured Revolving Credit Agreement, dated August 31, 2001, as amended (the "U.S. Bank Credit Agreement"), among MEH, as borrower, the several lenders identified on the signature pages to the U.S. Bank Credit Agreement and such other lenders as may from time to time become a party thereto (the "Lenders") and U.S. Bank National Association, as agent for the Lenders, or any replacement, refinancing, or extension of the U.S. Bank Credit Agreement, (ii) incurred in connection with any industrial revenue bonds issued for the benefit of MEH or any of its subsidiaries,


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(iii) pursuant to any credit card co-branding agreement or similar arrangement with any third-party credit card issuer, (iv) secured by all or substantially all of the Maker's assets (but not in violation of the Operative Documents), (v) pursuant to any financing arrangement (including any sale-leaseback arrangement) related to MEH's corporate headquarters, or any extension or replacement thereof, (vi) for borrowed money or evidenced by bonds, debentures, notes, convertible notes, or other similar instruments, in each case for general corporate purposes (which may include availability of credit and related security for specific purposes, including the acquisition or refinancing of specific aircraft or other specific assets), whether on a secured or unsecured basis, or (vii) under reimbursement or similar agreements with respect to letters of credit (other than trade letters of credit) issued to support indebtedness or obligations of the Company or MEH or of others of kinds referred to in clauses (i) through (vi) above. Notwithstanding the foregoing, "Senior Debt" specifically does not include any indebtedness, liability or other monetary obligations (i) under the Operative Documents (as defined in the Agreement to Amend), or similar agreements between the Maker or an affiliate of Maker and any other Aircraft Creditors (as defined in the Agreement to Amend),
(ii) under any other lease, credit agreement, or other financing arrangement relating principally to the financing of one or more specific assets, (iii) to any aircraft or equipment vendors for the purchase of goods or services, including any third-party financing of any such amounts, (iv) to any other trade creditors, (v) associated with programs of MEH or its subsidiaries for the pre-purchase of tickets or similar prepayment programs, or (vi) to principals or affiliates of the Maker or MEH. "Senior Creditors" means creditors of Maker or MEH in respect of Senior Debt.

     Maker shall pay promptly upon demand all reasonable costs and expenses of Payee, including reasonable fees and disbursements of Payee's counsel, incurred in connection with the collection of any amount due and payable hereunder or in connection with the enforcement of Payee's rights or remedies respecting any collateral at any time securing repayment of any such amount. This Note shall be secured by a security interest in the collateral, if any, granted to the original Payee hereof pursuant to the Operative Documents (as defined in the Agreement to Amend).

     THIS NOTE SHALL IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK.

     Maker, to the extent it may do so under applicable law, for purposes hereof, hereby (i) irrevocably submits itself to the non-exclusive jurisdiction of the courts of the State of New York sitting in the City of New York, Borough of Manhattan, and to the non-exclusive jurisdiction of the U.S. District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Note or any of the transactions contemplated hereby brought by any party or parties hereto, or their successors or permitted assigns and (ii) waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Note or the subject matter hereof or any of the transactions contemplated hereby may not be enforced in or by such courts;


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provided that nothing in this paragraph shall be construed as a waiver by Maker of any right to seek to remove any such suit, action or proceeding from a state court to a federal court or from a federal court to a state court.

     MAKER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE RIGHT TO TRIAL BY JURY IN ANY LEGAL OR EQUITABLE ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY.

     Maker hereby waives diligence, presentment, demand, protest and notice of the foregoing or other notice of any kind with respect to the payments required to be made hereunder except as otherwise specifically provided herein. Maker and Payee unconditionally waive the right to a trial by jury in any action brought to enforce this Note.

     This Note is being issued pursuant to the Agreement to Amend Operative Documents, dated August ___, 2003 (the "Agreement to Amend"), among the Maker, MEH, [Insert Transaction Parties] with regard to aircraft [N____]. This Note constitutes the Basic Moratorium Note described in the Agreement to Amend. This Note shall be an obligation of Maker under, and is secured by the Maker's rights under, the Operative Documents as amended pursuant to the Agreement to Amend. Capitalized terms used herein but not defined shall have the respective meanings assigned thereto in the Operative Documents (as defined in the Agreement to Amend).

                                        [MIDWEST AIRLINES, INC.]
                                        [SKYWAY AIRLINES, INC.]


                                        By:
                                           -------------------------------------
                                        Name:
                                        Title:



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